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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

The Board of Directors
NACT Telecommunications, Inc.:

We consent to the inclusion of our report dated December 4, 1997, with respect to the balance sheets of NACT Telecommunications, Inc. as of September 30, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the Form 8-K of World Access, Inc. dated March 13, 1998. We also consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-77918, 33-47752 and 333-17741) and Form S-3 (No. 333-43497) of
World Access, Inc. to the above referenced report which appears in the aforementioned Form 8-K.

/s/ KPMG Peat Marwick LLP

Salt Lake City, Utah
March 13, 1998